Exhibit 99.1

CORPORATE PARTICIPANTS

Nadine Padilla

Biosite Inc.—VP—Corporate and IR

Kim Blickenstaff

Biosite Inc.—Chairman and CEO

Ken Buechler

Biosite Inc.—President and CSO

Bob Anacone

Biosite Inc.—SVP—Worldwide Sales and Marketing

Chris Twomey

Biosite Inc.—SVP—Finance and CFO

CONFERENCE CALL PARTICIPANTS

Ben Pass

GLG Partners—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and thank you for standing by. Welcome to the 2007 first quarter Biosite Inc. earnings conference call. At this time all participants are in a listen-only mode. We will facilitate a question-and-answer session towards the end of today’s presentation. (OPERATOR INSTRUCTIONS).

I would now like to turn the presentation over to your host for today’s call, Ms. Nadine Padilla, Vice President—Corporate and Investor Relations. Please proceed ma’am.

Nadine Padilla —Biosite Inc.—VP—Corporate and IR

Good afternoon and thank you for joining us for this afternoon’s conference call and webcast. Present today are Kim Blickenstaff, Chairman and CEO; Ken Buechler, President and Chief Scientific Officer; Bob Anacone, Senior Vice President—Worldwide Sales and Marketing; and Chris Twomey, Senior Vice President—Finance and Chief Financial Officer.

During this call, we will discuss our results for the first quarter of 2007. After prepared remarks, we will conduct a Q&A session. We do have a large audience so please limit yourselves to one question and one backup. So feel free to queue up as often as you’d like.

Before we begin, here is some general information. Today’s meeting which is open to the public and the media is being simulcast on the Internet via our homepage at www.Biosite.com. During today’s call, we expect to discuss GAAP financial results which are included in our press release issued earlier today. A copy of that release is available on our website and we encourage anyone interested in more detailed information to refer to that at your convenience.

Because today’s conference call includes statements regarding Biosite’s anticipated financial results as well as other forward-looking statements based on current expectations, we would like to remind everyone that our actual results may differ materially from those anticipated. Information on factors that could cause actual results to differ materially from the forward-looking statements is contained in our press release issued April 24, 2007 as well as in Biosite’s Form 10-K for the year ended December 31, 2006.

We encourage you to review those carefully. Forward-looking statements represent the Company’s judgment as of April 24, 2007. The Company disclaims, however, any intent or obligation to update these forward-looking statements. And with that I will turn it over to Kim.

Kim Blickenstaff —Biosite Inc.—Chairman and CEO

Thanks Nadine. Before we get started on our first quarter financial results I just wanted to give a quick overview of the recent M&A activity. As you all know from our press releases on March 22, 2007, Biosite entered into a definitive merger agreement under which Beckman Coulter would acquire all of Biosite’s common stock in a cash tender offer at $85 per share. That offer being a premium of 53.5% of our Biosite’s closing stock price of $55.38 on March 23, 2007.

Then on April 5, 2007, Inverness made a proposal to acquire Biosite for $90 a share in a merger transaction. On April 10 our Board deemed the Inverness proposal was reasonably likely to lead to a superior proposal as defined in a merger agreement with Beckman. Actually (inaudible) focusing on maximizing shareholder value for all of our shareholders and we will do our best to keep you updated as events progress.

Please keep in mind as Nadine said, this call is an earnings call and during the Q&A portion we will not be taking questions related to the Beckman Coulter’s pending tender offer proposal we received from Inverness.

So to turn to the 2007 financial results for the first quarter, I think we’re off to a very good start here. The financial results for the quarter came in consistent with the guidance that we gave last conference call for a 6% increase. For annual revenues in the first quarter showed a 6% increase over the same quarter of 2006. As expected sales growth was driven by non BNP products as we predicted; our international efforts and sales to the Domestic physician office markets; our non BNP cardiovascular products are doing well including the Profiler product series, Triage cardiac and D-Dimer which collectively grew 43% over the same quarter of last year.

International revenues continue to do well and we are up 33% over the same quarter of last year, reflecting growth in new customers and BNP utilization. Overall, our position off of office market, position of this office market sales were up 31% on an end user basis over the same period last year.

Just to give sort of an overview Bob will give you more comments, but the BNP franchise remained stable. The sources growth was shifting; as we predicted U.S. hospital sales declined moderately as predicted, due to the approximately 7% price decline year-over-year which we had anticipated in our guidance. Also, international sales with Triage BNP test grew 40% so we are gaining market share in the international market with BNP.

Also as we discussed in our last conference call it is our goal in 2007 to make substantial progress on what we call our Tier 1 projects to get them towards regulatory approval. These are the products that we judge to have the highest commercial potential; and so they got prioritized based upon their market, potential market value. The priority programs for the Triage Sepsis Panel, the Triage MPO Test and the CardioProfiler. The Triage acute kidney injury test based upon looking at NGAL and improvements to our Triage BNP test that we think we can expand the position off this domestic market, if we have those improvements in the products.

So we — the clinical studies for the new products and indications are significantly more complex from our previous (technical difficulty) submissions that we had for BNP and earlier submissions. As you know, the last half of last year, we made significant changes to our clinical group. We significantly expanded the size and the expertise of (inaudible) clinical trial organization to try to accommodate just the amount of work that we were undertaking with these various Tier 1 programs.

And as Ken will talk in his part, we are very pleased with the progress that we are making on the various clinical studies that are underway for these multiple programs.

And then, finally, just about guidance. Chris will give you more of the numbers; but we are reaffirming for 2007 the 6% annual revenue growth that we gave during our prior call. That translates into $326 million of total topline revenues with, again, growth coming from extended or expanded POL and international market penetration and the growing contribution that we are seen from other cardiovascular products other than BNP.

So I will turn it over to Ken to talk to you more about the various programs in development.

Ken Buechler —Biosite Inc.—President and CSO

The first quarter has brought significant advances in the areas of ACS, sepsis, acute kidney injury and in the development of the Triage BNP Test Fingerstick device. The Midas study, which is a prospective sample collection study, has enrolled approximately 400 patients with symptoms associated with ACS.

The study includes adult subjects who presented to one of the participating emergency departments within six hours or less from the time of symptom onset and to experience at least 30 minutes of chest discomfort. These samples, along with samples collected under the Triage [Now] Study are intended to support U.S. regulatory and international CE marking submissions, relating to potential claims for the Triage MPO Test, our BNP assay and the multimarker index value algorithm for the Triage CardioProfiler panel.

CE marking for the Triage CardioProfiler panel with MPO and BMMX is scheduled to be completed in late Q2 or early Q3 with post-market evaluation studies beginning in the European Union shortly thereafter. Submission to the U.S. FDA is still anticipated in Q3 for the Triage CardioProfiler with MPO and the Triage MPO Tests as a predictor of risk in patients presenting to emergency departments with chest pain.

The markers for the Triage Sepsis Panel were selected from over 150 different proteins, using data from a trading study called Sepsis 1 which enrolled approximately 1,000 patients who presented to emergency departments at 10 clinical sites. The three markers chosen for the Triage Sepsis Panel are NGAL, CRP and [MIP3]. We have filed IP on the Triage Sepsis Panel and obtained an exclusive license for MIP3.

We are very enthusiastic about the potential clinical usefulness of the Sepsis Panel and Dr. [Manny Rivers] of the Henry Ford Hospital discussed the preliminary data from the Sepsis 1 study at the IAS ICEM Critical Care meeting in Belgium in March. Dr. Rivers’ presentation and the data can be seen on our website until tomorrow.

A raw curve analysis comparing our potential product with other commonly used biomarkers of risk suggested that the Triage Sepsis Panel performed better than biomarkers such as [propalcytonin] CRP, lactate, white blood cell count and (inaudible). Additionally in the quartile analysis of the MMX values is a function of odds ratios.

The MMX value was significant in the second, third, and fourth quartiles for predicting risk within 72 hours after presentation. Furthermore, the MMX value appears to increase in patients prior to clinical signs and symptoms of septic shock or organ dysfunction. Overall, these preliminary data demonstrate that the panels could have clinical utility in the assessment for risk of sepsis progression within 72 hours of patients presenting to the emergency department, and meeting the diagnostic criteria for sepsis.

As planned, we anticipate using the clinical data obtained from the Sepsis 1 Study to support CE marking in Q3.

Discussions with the FDA regarding the protocol for the validation clinical study for sepsis — which we termed MINDSET — have been completed and patient enrollment is expected to begin shortly at approximately 20 sites in the United States. Also in the area of sepsis, we continue to shift Triage protein feed test kits to clinical trial sites for use in Lilly’s Respond Trial.

This trial will employ a tailored therapy strategy for Lilly’s Severe Sepsis drug Xigris. The trial will investigate the those and duration of treatment of Xigris, using serial measurements of protein [feed] in patients with severe sepsis and multiple organ dysfunction. We are pleased to be working with Lilly on this project and our business development group continues to search for other opportunities to form similar alliances.

In the area of acute kidney injury, we are starting the training study termed Evolve. We have enrolled about 14 patients at six clinical sites and the result of this study will be used to define the protocol for KINGPIN, the validation study for the Triage NGAL test. Our KINGPIN protocol will be submitted to FDA for comments; and as planned we anticipate filing for CE marking of the Triage NGAL test in early Q3.

Dr. Devarajan from Cincinnati Children’s Hospital will be presenting data today at the World Congress of Nephrology being held in Rio de Janeiro. The NGAL data are from children undergoing coronary bypass surgery with complications of acute kidney injury and death, and the measurements of NGAL were with the Biosite assay.

We continued to make progress in the development of the Fingerstick application for the Triage BNP test that can be used more easily in physician offices where blood is typically not drawn. Additionally, we are working with thought leaders to design a clinical study demonstrating the benefits of monitoring BNP in the outpatient setting. We have successfully completed a pilot feasibility study and the validation study is expected to start later this year.

And, finally, although stroke is a second tier project now, as a result of its market size relative to ACS renal injury and sepsis we continue to work with thought leaders to design a protocol in support of the validation study for the Triage Stroke Panel.

And with that I’d like to turn it over to Bob.

Bob Anacone —Biosite Inc.—SVP—Worldwide Sales and Marketing

Thank you, Ken. We had a number of highlights from the commercial front this past quarter. So I will make some general comments and then I will go into some specific numbers.

From a general comment we had very strong uptake in demand for our novel cardiac product, panel products with both domestic and international sales exceeding expectations. We’re encouraged by the high level of interest in our recently launched TOX plus methadone product.

We have a number of total U.S. hospitals, BNP customers remains very stable. Our focus clinic care marketing and sales efforts are reaping rewards. And I will be specific about that in my future comments. Sales to POL as Ken mentioned grew greater than 30% on a year-over-year, on an end-user basis. International product sales grew at 33%.

On a worldwide product sales grew 6% as Ken mentioned year-over-year in the quarter to $82 million. Domestic product sales grew 1% year-over-year in the quarter to $68 million. International product sales continue to grow at a rapid pace with Q1 sales growing 33% in the quarter to $14.7 million.

On a product basis worldwide total BNP product sales declined 1% year-over-year in the quarter to $51.9 million. We continue to realize impressive growth in some of our other product lines, specifically a Profiler cardiac panel product grew 115% year-over-year. Our Profiler shortness of breath product grew 56% and our D-Dimer sales grew up by 51% on the same basis.

We are also seeing strong demand for our TOX product with product sales growing 32% year-over-year in the quarter. Additionally we are just coming off the launch of our new TOX plus methadone product and we are encouraged by the very strong early interest in the product.

In the high-volume automated segment of the BNP market, we continue to realize solid growth with worldwide sales of BNP on the Beckman Automated Immunoassay Systems growing 23% year-over-year. In terms of price and volume, net product sales increased approximately 9.5 million as a result of volume growth, partially offset by $4.6 million decline in net product sales due to ASP erosion.

On a — I will switch now to making comments based on geography. So from a domestic point of view in the U.S., our total net product revenues grew to roughly $68 million or 1% year-over-year for the quarter. As I mentioned earlier the number of our total domestic BNP hospital-based customers remains very stable. We continue to see BNP utilization on the Beckmann Automated Systems grow significantly with U.S. kit growth of 28% year-over-year.

BNP product sales in the Beckmann Systems grew 18% year-over-year. Total BNP ASP erosion was approximately 7% year-over-year, in line with our expectations and much of that attributed to recent contracts signed with a very large GPO.

According to the latest available IMS and cap survey results we remain the market share leader in BNP testing. Just as importantly, we remain confident in our ability to market and sell, not only product extensions such as TOX plus methadone but totally new product concepts represented by our Cardiac Panel products.

Revenue growth of our novel Cardiac Panel products, namely our Profiler and Profiler Shortness of Breath products continue to gain customer acceptance in the point of care segment of the domestic hospital market. Specifically we realized 130% and 52% year-over-year revenue growth with our CardioProfiler and Shortness of Breath Product respectively. These growth rates signal market acceptance of the operational benefits offered by using point of care multimarker serial drop protocols in busy EDs.

As Profiler and Profiler Shortness of Breath combined panels for rapid assessment with patients presenting with chest pain and shortness of breath to the ED, these products are gaining acceptance in those hospitals searching for solutions to ED throughput challenges.

Finally in the U.S., we continue to see greater than 50% growth of our Triage D-Dimer product.

Switching to the international front, our international business continues to grow in importance, contributing approximately 18% of Q1 2007 revenues. International product sales as I mentioned grew 33% to approximately $14.7 million for the quarter.

These rapid growth rates reflect two strategies. One, our continued investment in our direct marketing and sales subsidiaries which now contribute approximately 65% of our total international product revenues. Two, a geographic expansion through distributors in select countries where we have no direct presence yet revenue opportunities exist by selling through established distributors.

Regarding sales of specific products internationally, total BNP product sales grew 40% year-over-year for the quarter. Sales of our Cardiac Panel products continue to be brisk with Cardiac and Profiler Shortness of Breath product sales growing 29% and 68%, respectively. In addition we realized approximately 25% growth of our D-Dimer product internationally. We continue to see accelerated growth of our Triage TOX product during approximately 79% year-over-year for the quarter. Given the recent introduction of our enhanced TOX product incorporating the ability to measure levels of methadone, we expect this rate of sales growth to continue throughout the calendar year.

On a segment basis in the U.S., our point of care marketing and sales efforts are fueling greater than 36% year-over-year growth in U.S. hospital (technical difficulties) point of care accounts. Our point of care revenue growth was approximately 26% in the U.S. year-over-year basis. The clinical utility of our novel multimarket Cardiac Panels used as point of care continues to gain clinical adoption and acceptance from within the U.S. hospital market. These Cardiac Panel products assist ER physicians in rapidly triaging patients in the ICU, the cath lab or discharge.

Finally I will make some comments about the POL, the physician office lab market. As I mentioned in previous calls we invested substantially in 2006 to build a direct sales organization to tap the unbounded opportunity represented by having the only BNP test to be granted clear wave status. This direct POL sales organization, working along with our POL distributors, is making significant progress in establishing our Triage BNP test within the POL segment of the marketplace.

Specifically, we realized an increase in active BNP accounts of 26% year-over-year, combined product sales to our POL customers grew by approximately 31% year-over-year on an end-user basis. Additionally, in Q1 we signed a distribution agreement with McKesson, which will serve to significantly augment our selling capabilities to the POL. We are confident that this collaboration with McKesson, along with our other established POL distributors, will accelerate not only Triage BNP sales to the POL but also sales of our novel Cardiac Panel product.

With that, I will turn it over to Chris.

Chris Twomey —Biosite Inc.—SVP—Finance and CFO

Thanks, Bob. I will wrap up with this section on the comments on the results for the quarter. Bob has provided most of the details on the revenues. I will provide some of the details behind the margins and the operating expenses. Talk briefly about the balance sheet and cash flows and a quick update on revenue guidance for ‘07. And as I mentioned in the last call now that we have comparable year-over-year metrics, my comments will be based on GAAP numbers so they include the impact of FAS 123R, that’s related to stock-based compensation for both 2006 and 2007.

Overall revenue product sales performance at Q1 was very solid, just right in line with current analysts’ consensus. Product sales were $82 million, up 6%, over the prior year plus it’s up 9% from the fourth quarter and this is a seasonal bump that is similar to what we’ve seen in past years.

Specific product revenue highlights for the quarter, BNP sales were $52 million which showed as a modest decline as mentioned earlier as primarily driven by the pricing ASP erosion, again predicted in our guidance.

Sales of the Triage BNP for Beckwith Platform were 36% of our sales in the quarter compared to 29% for the first quarter of last year. The non-BNP Cardiovascular product continued to be the leading driver of growth as Bob indicated. In the first quarter these products — the Cardiac Panel, our two Profiler products, the D-Dimer test, and the Stroke Panel — together drew 43% over $5 million year-over-year (inaudible) 14% growth sequentially.

Other product sales related information of interest. International sales, as Bob indicated, up 33% and the international direct country primarily Europe were up 43% year-over-year. Sales of international products represent 8% of the total sales in the quarter. That’s versus 14% of the first quarter in 2006. So, overall, international is just a solid driver for us in the quarter.

In the Physicians Office Lab as, again, Bob indicated first quarter growth of 31% on a net user basis year-over-year was $4 million in the quarter. Our gross margins, the overall gross margin again a solid Q1 69%. We continued to hover close to the 70% number despite declining BNP prices in the hospital market — the (inaudible) hospital market.

The decline of the BNP ASP was offset by sales of higher price products like the other cardiographic products we mentioned and all products in the direct European countries, I think all of those drove the ASP up, overall, for those products. And we also saw greater manufacturing efficiencies and again better absorption in the quarter due to higher volumes.

Overall operating expenses on a year-over-year basis the SG&A and R&D expenses increased a little over $2 million [to] $0.4 million in the quarter. This increase was due to merger-related activities, clinical trial activities as Ken mentioned as well as increases in the Physicians Office Lab and international sales-related headcount and their support service.

So that’s pretty much the operating expenses. On the taxes, the tax rate in the quarter was higher than both the first quarter of last year as well as the fourth quarter of last year and I think more indicative of our normal tax rate on an ongoing basis. As we noted in prior calls from the first quarter, fourth quarter of last year we were able to release amounts from liability reserves for both an IRS audit and a California state audit. California state tax audit. Upon completion of the audits it was no longer necessary to maintain reserves which resulted in P&L benefits in the first quarter of about $1 million and almost $900,000 in the fourth quarter of 2006.

So on the balance sheet, the cash was up close to $100 million at the end of the first quarter. That is up from $64 million in the prior quarter but down from $131 million in the first quarter of 2006, which I will remind everyone that in the (technical difficulty) we did use $100 million in cash for the stock buyback program in the fourth quarter since March of last year. We did utilize $100 million in additional cash for buybacks which drove the overall decrease in cash year over year. The cash flow from operations is extremely strong, $32 million for the quarter. Slightly better than the first quarter of last year and we just continued to generate solid cash flow.

CapEx for the quarter was about $4.3 million which is in line with past history. So on the guidance, again, with all moving pieces we have here relating to the merger including, of course, the related expenses, the share count, the timing — we are only going to provide an update to our revenue guidance for the full year.

And as Kim indicated for total revenue we are maintaining our total revenue guidance from the January call of $326 million or 6% growth year-over-year. And while there might be some reshuffling a little bit between BNP and the other cardiovascular products I think most of the guidance comments we gave at January still stand.

So that is it for the financial and once again thank you for joining us on the call. I would like to remind you that the purpose of today’s call is to talk about financial results for the first quarter of 2007 and to provide an update on our ongoing clinical trials. We will not be taking any questions on the thorough process conducted by our Board of pending vestment tender offer or the Inverness proposal.

So with that we will now open up the lines for any Q&A regarding the first quarter.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) [Ben Pass] of [GLG Partners].

Ben Pass —GLG Partners—Analyst

I [don’t] appreciate your remarks regarding the merger. In light of the deadline and the tender due to expire on Friday and in light of the correspondence which we have seen as of April 10 and from Inverness on April 5 stating that it would only take two days’ due diligence. Is that still true? Has Inverness completed due diligence since the Board deemed that this could potentially be a superior offer?

Nadine Padilla —Biosite Inc.—VP—Corporate and IR

As Ken said the Board is still in the process of evaluating a proposal and we are not discussing that today at this conference call.

Ben Pass —GLG Partners—Analyst

Right. When does the Board think that it would be appropriate to remark as to whether or not this constitutes a superior offer?

Nadine Padilla —Biosite Inc.—VP—Corporate and IR

We don’t have any public timeline available.

Ben Pass —GLG Partners—Analyst

Has the Company been in contact with the signed merger agreement party, Beckman Coulter?

Nadine Padilla —Biosite Inc.—VP—Corporate and IR

Again, we are not discussing the merger at this time. Operator, why don’t we move on?

Operator

(OPERATOR INSTRUCTIONS).

Kim Blickenstaff —Biosite Inc.—Chairman and CEO

Any further questions, operator?

Operator

Sir, there are no further questions at this time.

Kim Blickenstaff —Biosite Inc.—Chairman and CEO

Okay. Well, we will end the conference call by saying that any further activity related to the M&A activity will come through press releases from the Company and we will talk to you maybe next time in the second quarter results when we report, possibly. When will that be, Nadine, maybe? July?

Nadine Padilla —Biosite Inc.—VP—Corporate and IR

It will be in July.

Kim Blickenstaff —Biosite Inc.—Chairman and CEO

In July. Thanks for being on the call.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a wonderful day.